HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                  (303) 839-0061
--

Will Hart
                                  May 14, 2012

Sondra Snyder
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Art Dimensions, Inc.
            Form 10-K
            Form 10-Q

     Pursuant to our telephone conversation today, we request an extension of time until May 25, 2012 to respond to the staffs comments received by letter dated October 26, 2011.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                           Very Truly Yours,

                                           HART & TRINEN, L.L.P.

                                           /s/ William Hart

                                           William T. Hart